Exhibit 10.3

[Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information marked with “[***]” has been omitted as it is (i) not material and (ii) is customarily and actually treated as private or confidential by the registrant.]

MEMBERSHIP INTEREST PURCHASE AGREEMENT

between

[***]

as the “Sellers”

and

EXPION ENERGY, INC.,

as the “Buyer”

dated as of

August 21, 2026

Section 8.08 Governing Law; Submission to Jurisdiction.	27
Section 8.09 Counterparts.	27

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of August 21, 2026, is entered into among [***] (each a “Seller” and, collectively, the “Sellers”), and Expion Energy, Inc., a Nevada corporation (“Buyer”). Capitalized terms used in this Agreement have the meanings given to such terms herein, as such definitions are identified by the cross-references set forth in the Exhibit A attached hereto. In this Agreement, Sellers and Buyer may be individually referred to as a “Party”, or collectively, “the Parties”.

RECITALS

WHEREAS, Sellers own all of the issued and outstanding membership interests (the “Membership Interests”), in [***] (the “Company”); and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Membership Interests, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
Purchase and sale

Section 1.01       Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined in ARTICLE II), Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Membership Interests, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”), for the consideration specified in Section 1.02.

Section 1.02       Purchase Price. The aggregate purchase price for the Membership Interests shall be three million five hundred thousand U.S. dollars ($3,500,000) (the “Purchase Price”). Buyer shall pay the Adjusted Purchase Price (as defined below) to Sellers at the Closing, in cash and by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 1.02 of the Disclosure Schedules. The term “Disclosure Schedules” means the disclosure schedules delivered by Sellers concurrently with the execution, closing, and delivery of this Agreement.

Section 1.03       Adjusted Purchase Price. Buyer has previously paid for the benefit of Sellers a non-refundable amount equal to one hundred seventy-five thousand dollars ($175,000) (the “Earnest Money Deposit”). The Parties also acknowledge that Company currently holds a certificate of deposit with a value of one hundred thousand dollars ($100,000) (“Company CD”). The parties agree that the cash to the paid by Buyer at Closing shall be equal to (a) the Purchase Price plus (b) the value of the Company’s CD, minus (c) the amount of the Earnest Money Deposit, which total amounts to three million, four hundred twenty-five thousand U.S. dollars ($3,425,000) (the “Adjusted Purchase Price”).

Section 1.04       Buyer Liabilities and Retained Liabilities.

(a)               Subject to the terms and conditions of this Agreement, upon and subject to the Closing, Buyer hereby agrees to timely and fully pay, perform and otherwise discharge, without recourse to Sellers or their respective Affiliates, all of the Buyer Liabilities. “Buyer Liabilities” means all Losses, Actions and Liabilities (known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, to become due) with regard to, in respect of, arising out of or attributable to the Company and arising or accruing on or after the Closing Date; provided any such matter is not a Retained Liability as defined below.

(b)              Provided that the Closing occurs, Sellers shall retain and agree to timely and fully pay, perform and otherwise discharge, without recourse to Buyer or its Affiliates, all of the Retained Liabilities. “Retained Liabilities” means all Losses, Actions and Liabilities (known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due) with regard to, in respect of, arising out of or attributable to (i) any Pre-Closing Taxes, to the extent allocated to Sellers herein; (ii) (A) any violation, breach, or noncompliance with any Environmental Law or with any such Permit prior to the Closing Date; (B) the clean-up, removal, or other remediation of any Hazardous Substance or other waste or materials of any kind that are subject to regulation under any Environmental Law prior to the Closing Date, and are attributable to Sellers’ ownership and/or operation of said Well or Pad; or (C) any release of a Hazardous Substance or other contamination or pollution of the environment that was attributable to Sellers’ ownership and/or operation of said Well or Pad; (iii) any bodily injury claims or Actions accruing prior to the Closing that was directly attributable to Sellers’ ownership and/or operation of said Well or Pad; (iv) any Liability, contractual or otherwise, of the Company accruing prior to the Closing Date; (vi) gross negligence or willful misconduct of any Seller, the Company, and Affiliates of either, or any of their contractors prior to Closing, (vii) any Action pertaining to the Company regarding matters occurring prior to the Closing Date; (viii) Sellers’ acquisition and ownership of each Lease as described in Section 3.10. hereinbelow, (ix) Sellers’ ownership and operation of the wellbore known as [***] wellbore, formerly drilled and operated by [***] and currently owned by Sellers and contract operated by [***] on Sellers’ behalf, located in [***] (the “Well”), (x) the drillsite surrounding and including the Well (the “Pad”), which was originally constructed by [***] for the express purpose of drilling and operating said Well, and has been maintained by Sellers since Sellers’ acquisition of the Well on September 1, 2024, as set forth in that certain Assignment, Bill of Sale and Conveyance [***], and (xi) all Liabilities arising or accruing prior to the Closing Date relating to the Company except as specifically included in Buyer Liabilities.

ARTICLE II
CLOSING

Section 2.01       Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement and Buyer’s full payment via wire transfer of the Adjusted Purchase Price to Sellers on the effective date of this Agreement (the “Closing Date”) at such place or manner as the Parties may mutually agree upon. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. C.S.T. on the Closing Date.

Section 2.02       Sellers’ Closing Deliverables. At Closing, Sellers shall deliver to Buyer the following:

(a)               An assignment of the Membership Interests to Buyer in form and substance satisfactory to Buyer (the “Assignment”), duly executed by Sellers.

(b)              For the limited liability company Sellers, an officer’s certificate certifying (i) that attached thereto are true and complete copies of all resolutions of the applicable board of directors, board of managers, members and/or the shareholders, as applicable, of each Seller authorizing the execution, delivery, and performance of this Agreement and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect, (ii) the names, titles, and signatures of the officers or representatives of Seller, if applicable, authorized to sign this Agreement and the other Transaction Documents to which it is a party, and (iii) that attached thereto are true and complete copies of the governing documents of the Company, including any amendments or restatements thereof, and that such governing documents are in full force and effect.

(c)               Resignation of each managing member and any other persons serving as a managerial official of the Company, effective as of the Closing Date.

(d)              A certificate of good standing (or its equivalent) for the Company certified by the Secretary of State or similar Governmental Authority of each state where the Company is required to be qualified, registered, or authorized to do business. For purposes of this Agreement, “Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

(e)               Certificates pursuant to Treasury Regulations Section 1.1445-2(b) that each Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986 (as amended, the “Code”).

(f)                If and as applicable, all assignments of the Leases or consents related to the Real Property required for the transactions described in this Agreement (“Lease Agreements”), signed by the applicable Seller, if any, and/or the Company as and to the extent required thereby.

Section 2.03       Buyer’s Deliveries. At the Closing, Buyer shall deliver the following to Sellers:

(a)               The Adjusted Purchase Price.

(b)              An officer’s certificate certifying (i) that attached thereto are true and complete copies of all resolutions of the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect, and (ii) the names, titles, and signatures of the authorized representatives of Buyer authorized to sign this Agreement and the other Transaction Documents to which it is a party.

(c)               If and as applicable, all Lease Agreements, signed by Buyer to the extent required thereby.

ARTICLE III
Representations and warranties of sellers

Sellers, on a joint and several basis, represent and warrant to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this ARTICLE III, “Sellers’ knowledge,” “knowledge of Sellers,” and any similar phrases shall mean the actual or constructive knowledge of any manager, member, director, or officer of any limited liability company Seller and the actual knowledge of a Seller that is a natural Person, and in each case, after due inquiry.

Section 3.01       Organization and Authority of Sellers. Each Seller (if not an individual or a trust) is duly organized or incorporated and in good standing under the Laws of its state of organization. Each such Seller has the requisite power and authority, or if such Seller is a natural person, the legal capacity, to execute, deliver and carry out this Agreement, the other Transaction Documents and all other instruments, documents and agreements contemplated or required by the provisions of this Agreement and any of the other Transaction Documents to be executed, delivered and carried out by such Seller hereunder or thereunder. The execution and delivery of this Agreement, the other Transaction Documents and all other instruments, documents and agreements contemplated or required by the provisions of any of the Transaction Documents to be executed and delivered by each Seller have been duly authorized by all necessary action, as applicable, on the part of Seller.

Section 3.02       Organization, Authority, and Qualification of the Company. The Company is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Mississippi and has full limited liability company power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.03       Capitalization.

(a)               Sellers are the record owner of and have good and valid title to the Membership Interests, free and clear of all Encumbrances. The Membership Interests constitute 100% of the total issued and outstanding membership interests in the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid, and non-assessable. Upon consummation of all of the transactions contemplated by this Agreement including but not limited to its full payment of the Adjusted Purchase Price, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.

(b)              The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the certificate of formation, company agreement, or other governing documents of the Company (collectively, the “Governing Documents”) or any other agreement, understanding, arrangement, or commitment to which any Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a “Person”).

(c)               There are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, or commitments of any character relating to the membership interests in the Company or obligating any Seller or the Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company. Other than the Governing Documents, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 3.04       No Subsidiaries. The Company does not have, or have the right to acquire, an ownership interest in any other Person.

Section 3.05       No Conflicts or Consents. The execution, delivery, and performance by Sellers of this Agreement and the other Transaction Documents to which each is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of formation, company agreement, or other governing documents of any Seller or the Company; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to any Seller or the Company; (c) require the consent, notice, or filing with or other action by any Person or require any Permit (as defined in Section 3.15(b)), license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral, to which any Seller or the Company is a party or by which any Seller or the Company is bound or to which any of their respective properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of the Company.

Section 3.06       Financial Statements. Complete copies of the following documents (collectively, the “Financial Statements”) have been delivered to Buyer: (a) the Company’s bank ledgers from June 27, 2024 and through July 27, 2026; (b) the Company’s 2025 tax return; and (c) the Company’s unaudited consolidated balance sheet of the Company and its Subsidiaries, dated as of July 27, 2026 (the “Balance Sheet” and the date thereof, the “Balance Sheet Date”). The Financial Statements are based on the books and records of the Company and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The Company maintains a standard system of accounting.

Section 3.07       Undisclosed Liabilities. The Company has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, “Liabilities”), except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08       Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of the Company. Specifically, and without limiting the foregoing, with respect to the Well, the Sellers represent the following:

(a)               Sellers and the Company have administered and operated the Well in accordance with the applicable operating agreements and prudent industry practice;

(b)              The Company has fulfilled all contractual or other covenants, obligations and conditions imposed upon Sellers and/or Company with respect to the Well, including payment of any and all required payments and has not knowingly and voluntarily waived any material rights under, amended, or terminated any Material Contract; and

(c)               The Company has not entered into any agreements to drill new wells or to rework, plug back, deepen, plug or abandon the Well, or commence any drilling, reworking or completing or other operations on the Leases that have not be completed and fully satisfied by all parties thereto as of the Closing Date.

Section 3.09       Material Contracts.

(a)               Section 3.09(a) of the Disclosure Schedules lists each contract that is material to the Company (“Material Contracts”), including the following:

(i)                 each Contract of the Company involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii)              all contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax (as defined in Section 3.18(a)), environmental, or other Liability of any Person;

(iii)            all contracts relating to Real Property, including all easements, rights of way, and other agreements setting forth any rights, privileges, benefits and powers with respect to the use and occupation of the surface of, and the subsurface depths under, the Real Property or the lands used in the operation thereof;

(iv)             all contracts relating to Intellectual Property, including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions;

(v)               except for contracts relating to trade payables, all contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(vi)             all contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time; and

(vii)          all licenses, servitudes, gas purchase and sale contracts (including interests and rights, if any, with respect to any prepayments, take-or-pay, buydown and buyout agreements) of Company, as well as production sales contracts, farmin agreements, farmout agreements, bottom hole agreements, acreage contribution agreements, operating agreements, unit agreements, processing agreements, salt water disposal agreements, water injection agreements, well service agreements, gas balancing agreements, division orders, transfer orders, options, leases of equipment or facilities, joint venture agreements, pooling agreements, transportation agreements, rights-of-way and other contracts, agreements and rights which are owned or held by Company or to which Company is a party, in whole or in part, and are appurtenant or relate to any Lease, Well or Drilling or Spacing Unit (“DSU”).

(b)              Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10       Real Property; Title to Assets.

(a)               Section 3.10(a) of the Disclosure Schedules lists all real property in which the Company has an ownership leasehold (or subleasehold) or other interest (together with all buildings, structures, and improvements located thereon, the “Real Property”), including: (i) the legal description of each parcel of Real Property; (ii) for Real Property that is leased or subleased by the Company (each a “Lease”), the expiration of the term of such lease or sublease, any termination or renewal rights of either party, and a description of the rights, privileges, benefits and powers with respect to the use and occupation of the surface of, and the subsurface depths under, the land covered thereby, as well as a description of the leasehold interests, mineral interests, royalty interests, overriding royalty interests, payments out of production, reversionary rights, contractual rights to development and/or production, and all other rights and interests relating thereto; and (iii) the Sellers’ current known use of each parcel of Real Property. Sellers have delivered or made available to Buyer true, correct, and complete copies of all contracts, title insurance policies, and surveys relating to the Real Property. To Sellers’ knowledge, none of the Real Property is subject to any restrictions on use of the surface in connection with the Company’s operations that would materially affect such use or future intended operations. Subject to the terms of each Lease, Sellers have a legal right of access to all of the Real Property as would allow the use of any of the Assets for the purposes for which such Asset is currently owned and operated.

(b)              To Sellers’ knowledge, the Company has, or as of the Closing Date will have, good and valid (and, in the case of owned Real Property, good ) title to, or a valid leasehold interest in, all Real Property and personal property and other assets (including all Related Assets (as defined below)) reflected in the Financial Statements or acquired after the Balance Sheet Date (other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date). All Real Property and such personal property and other assets (including leasehold interests) are free and clear of Encumbrances. The Company’s interest in and to the leased mineral interests is free and clear of all liens created by, through or under the Company or any of its predecessors in interest. Sellers are conveying the Company’s Leases to Buyer without any warranty of mineral title, express or implied, and Sellers do not make or provide (and Sellers hereby expressly disclaim) and Buyer hereby waives any representation or warranty, express or implied, or any other assurances concerning the description of said leased mineral interests.

(c)               The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to possess, lease, occupy, or use any leased Real Property. The use of the Real Property in the conduct of the Company’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or agreement and no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company.

(d)              “Related Assets” shall mean all of the personal and mixed property and facilities located in or on the Real Property that is owned by any Seller or the Company, in whole or in part, including any surface and subsurface well equipment and casing installed in the Well or any inventory and all other improvements used in the operation of said Well if and as applicable.

Section 3.11       Intellectual Property.

(a)               The Company owns or has the valid and enforceable right to use all Intellectual Property (as defined below) used or held for use in or necessary for the conduct of the Company’s business as currently conducted or as proposed to be conducted (including pursuant to the LOI and the Exploration Agreement (each as defined below)) (the “Company Intellectual Property”), free and clear of all Encumbrances. All of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all necessary steps to maintain and enforce the Company Intellectual Property.

(b)              Sellers’ conduct of the Company’s business as currently and formerly, as well as proposed to be conducted in the LOI and the Exploration Agreement and only to the extent set forth in the LOI and the Exploration Agreement, has not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. Further, prior to the Closing Date, no Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

(c)               “Intellectual Property” means any and all of the following in any jurisdiction: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; (vi) technical data and subsurface information, including all geological and geophysical interpretations, and core samples, images, well logs, maps, surveys, and models; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections. Without limiting the foregoing in any way, the Parties agree that “Intellectual Property” includes any and all such intellectual property necessary to conduct the projects outlined in the LOI and the Exploration Agreement.

(d)              “Company IP Registrations” means the Company’s issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing and all material unregistered Intellectual Property that are owned by the Company

Section 3.12       [Intentionally Omitted].

Section 3.13       Insurance. Section 3.13 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of insurance maintained by Sellers, the Company or any of their respective Affiliates (including the Company) and relating to the assets, business, operations, employees, officers, and sole member of the Company (collectively, the “Insurance Policies”). Such Insurance Policies: (a) are in full force and effect; (b) are valid and binding in accordance with their terms; (c) are provided by carriers who are financially solvent; and (d) have not been subject to any lapse in coverage. None of the Sellers, the Company, nor any of their respective Affiliates have received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. None of Seller or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and contracts to which the Company is a party or by which it is bound. For purposes of this Agreement: (x) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (y) the term “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Section 3.14       Legal Proceedings; Governmental Orders.

(a)               There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Sellers’ knowledge, threatened against or by the Company, Sellers, or any Affiliate of any Seller: (i) relating to or affecting the Company or any of the Company’s properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)              There are no outstanding, and the Company is in compliance with all, Governmental Orders against, relating to, or affecting the Company or any of its properties or assets.

Section 3.15       Compliance with Laws; Permits.

(a)               The Company has complied, and is now complying, with all Laws applicable to it or its business, properties, or assets.

(b)              All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, “Permits”) that are required for the Company to conduct its business, including, without limitation, owning or operating any of the Real Property, have been obtained and are valid and in full force and effect. Section 3.15(b) of the Disclosure Schedules list all current Permits issued to the Company and no event has occurred that would reasonably be expected to result in the revocation or lapse of any such Permit.

Section 3.16       Environmental Matters.

(a)               The Company has complied, and is now complying, with all Environmental Laws. None of the Company nor any Seller has received notice from any Person that the Company, its business or assets, or any real property currently or formerly owned, leased, or used by the Company is or may be in violation of any Environmental Law or any applicable Law regarding Hazardous Substances.

(b)              With regard to the Sellers’ ownership of the Well and/or Sellers’ operations conducted on or in the Well or on its Pad, there has not been any spill, leak or discharge, injection, dumping, disposal, or release of any kind of any Hazardous Substances in violation of any Environmental Law (i) with respect to the business or assets of the Company; or (ii) at, from, in, adjacent to, or on said Well or Pad. There are no Hazardous Substances that have been identified on any real property currently leased or used by the Company, and such real property is not affected in any way by any Hazardous Substances.

(c)               As used in this Agreement: (i) “Environmental Laws” means all Laws now in effect, in each case as amended or supplemented from time to time, relating to the regulation and protection of human health, safety or the environment, including any federal, state, or local transfer of ownership notification or approval statutes; and (ii) “Hazardous Substances” means: (A) “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” or “toxic pollutants,” as such terms are defined under any current Environmental Laws; (B) any other hazardous or radioactive substance, contaminant, or waste as defined under any current Environmental Laws; and (C) any other hazardous substance with respect to which any Environmental Law or Governmental Authority requires environmental investigation, regulation, monitoring, or remediation.

(d)              Sellers have made available to Buyer complete and correct copies of all material environmental site assessment reports and studies, audits, analyses and correspondence regarding environmental matters relating to the Company. There are no existing environmental Liabilities pertaining to the Company.

Section 3.17       Employees; Employment Matters. Company has not had and does not have any employees or any persons that would be treated as employees for federal Income Tax purposes and, except for Brammer Engineering, Inc., Company has not had and does not have any independent contractors. Company has not sponsored, maintained or contributed to, and does not sponsor, maintain or contribute to any employee benefit plan.

Section 3.18       Taxes.

(a)               All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, "Tax Returns") required to have been filed by the Company on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. Sellers have delivered to Buyer copies of all Tax Returns and examination reports of the Company and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2022. The term "Taxes" means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

(b)               The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member, or other party, and has complied with all information reporting and backup withholding provisions of applicable Law.

(c)               The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(d)              There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(e)               The Company has been classified as a partnership for U.S. federal, state, and local income tax purposes since its formation through the Closing Date, has not made an election to be classified as an association taxable as a corporation under Treas. Reg. §301.7701-3 and no such election is pending.

(f)                The Company has not been treated as, and no facts or circumstances exist that would cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code for any taxable period ending on or before the Closing Date.

(g)               If applicable, all severance, production, gross receipts, and ad valorem Taxes imposed with respect to the Well and attributable to any period (or portion thereof) ending on or before the Closing Date have been properly reported and timely paid, or are accrued as a liability on the interim financial statements and are properly reflected on Schedule 3.18 (g) of the Disclosure Schedules, including with respect to any Well operated by a third party where the Company’s share of such Taxes is remitted by the operator.

(h)               No Seller is a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2.

(i)                No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax by that jurisdiction.

(j)                The Company has not been audited by the Internal Revenue Service or any other Governmental Authority within five years prior to the Closing Date, and there is no investigation, audit, assessment or other Tax proceeding pending or proposed or, to Sellers’ knowledge, threatened in writing with respect to Taxes of the Company, and no basis exists therefor. No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(k)               The Company is not a party to any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or other similar contract.

(l)                The Company has not taken any reporting position on a Tax Return which reporting position (i) if not sustained would be more likely than not, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of Tax Law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of Tax Law).

(m)              There is no material property or obligation of the Company, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property Laws.

Section 3.19       Books and Records. The minute books of the Company, all of which are in the possession of the Company and have been made available to Buyer, are complete and correct and contain accurate and complete records of all meetings and actions taken by written consent of the sole member, and no meeting, or action taken by written consent, of such member has been held for which minutes have not been prepared and are not contained in such minute books.

Section 3.20       Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

Section 3.21       Production. The Well has been plugged and, during the term of Sellers’ ownership thereof, has not had any active production. Accordingly, the Well has not experienced any imbalances.

Section 3.22       Certain Financial Obligations. There are no material subsisting defaults as to payments to be made under Leases or Material Contracts of the Company or (ii) material subsisting defaults as to payments of expenses and liabilities relating to the ownership of the Membership Interests or operation of the Company.

Section 3.23       Wells. As of the Closing Date, there are no “payout” balances to which the Company is subject that would result in a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms). Company does not have any unfulfilled drilling obligations affecting the Leases. None of the Sellers nor the Company, nor any of their respective Affiliates is under any obligation to drill a well pursuant to any offset drilling obligations with respect to the Assets or any obligation to pay compensatory royalties or other payments resulting from any offset drilling obligations. There are no material subsisting defaults as to payments to be made under Material Contracts of the Company. There are no shut-in or otherwise inactive wells located on the Leases or on lands pooled or unitized therewith except for wells that have been properly plugged and abandoned.

Section 3.24       Full Disclosure. No representation or warranty by any Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

Representations and warranties of buyer

Buyer represents and warrants to Sellers that the statements contained in this ARTICLE IV are true and correct as of the date hereof. For purposes of this ARTICLE IV, “Buyer’s knowledge,” “knowledge of Buyer,” and any similar phrases shall mean the actual knowledge of any manager or officer of Buyer.

Section 4.01       Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each Transaction Document to which Buyer is a party constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02       No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, bylaws, shareholder agreement, or other governing documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order.

Section 4.03       Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.04       Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Buyer acknowledges that the Membership Interests are not registered under the Securities Act or any state securities laws and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

ARTICLE V
Covenants

Section 5.01       Confidentiality. From and after the Closing, each Seller shall, and shall cause its Affiliates and each of their respective directors, managers, members, officers, employees, consultants, financial advisors, counsel, accountants, and other agents (collectively, “Representatives”) to hold, in confidence any and all information, in any form, concerning the Company, except to the extent that such Seller can show that such information: (a) is generally available to and known by the public through no fault of such Seller, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by such Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If a Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that such Seller shall also use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02       Permitted Filings. The Parties agree that Buyer shall be permitted to make any public filing, including any documents as exhibits thereto, as and if required by the United States Securities and Exchange Commission.

Section 5.03       Non-Competition; Non-Circumvention; Non-Solicitation. In consideration of the Purchase Price and the exchange of all of the other mutual covenants and agreements in this Agreement, as well as the parties causing the execution of the Exploration Agreement (whether directly or indirectly through an affiliate), each Seller agrees that it shall not, directly or indirectly, and that it shall cause each of its members, affiliates, representatives, brokers, contractors, successors, and assigns to not, directly or indirectly, circumvent or compete with Buyer or Company by pursuing, acquiring, marketing, financing, leasing, developing, assigning, farming out, selling, or otherwise exploiting any [***] (as defined below) opportunity, AMI (as defined below) opportunity, lease, lessor relationship, investor relationship, operator relationship, technical data, mineral title research, any opportunity contemplated by or otherwise related to those opportunities in the Letter of Intent dated June 23, 2026, between Cynergy Advisors LLC, a Texas limited liability company (“Cynergy”) and the Company (as was assigned by Cynergy and to Buyer pursuant to that Interest Assignment Agreement on June 25, 2026 “LOI”), this Agreement, or the Exploration Agreement by and between Buyer, Company, and [***], a Mississippi limited liability company (“Exploration Agreement”), or any other opportunity that is competitive with Buyer or Company without Buyer’s prior written consent. Any interest acquired or benefit gained in violation of this Section 5.03 shall be deemed held for the benefit of Buyer and shall remain subject to the applicable Cynergy Reserved ORRI (as defined in the Exploration Agreement). “[Prospect]” means an oil and gas exploration opportunity on and beyond its current approximate 2,999 net acre leasehold in [***], Louisiana, targeting multiple [***] gas reservoirs that exist within the Area of Mutual Interest (the “AMI”), to include all depths and all rights associated with the area shown on the plat set forth on Schedule 5.03 of the Disclosure Schedules, and as further described in the Exploration Agreement.

Section 5.04       Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VI
Tax matters

Section 6.01       Tax Covenants.

(a)               Without the prior written consent of Buyer, Sellers shall not, to the extent it may affect or relate to the Company: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company, in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a "Straddle Period"), the portion of such Straddle Period beginning after the Closing Date.

(b)              All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions in this Agreement and the other Transaction Documents shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)               Except as otherwise provided in this Agreement, including this Section 6.01 or Section 6.02, Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to any taxable period or portion thereof ending on or before the Closing Date and all Straddle Period Tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method.

(d)              Sellers shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, a final IRS Form 1065 (and any corresponding state or local partnership returns) for the Company for the taxable period ending on the Closing Date, together with final Schedules K-1 for each Seller, all prepared in a manner consistent with the Company's past practice except as otherwise required by applicable Law. Sellers shall provide Buyer a draft of such final return not less than 30 days prior to the filing deadline (taking into account applicable extensions) for Buyer's review and comment, and shall not file such return without Buyer's consent, not to be unreasonably withheld.

Section 6.02       Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods (as defined in Section 6.04) for purposes of this Agreement shall be: (a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth, (ii) imposed in connection with the sale, transfer, or assignment of property, or (iii) required to be withheld, shall be determined based on an interim closing of the books as of the close of business on the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.03       Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date none of the Company, Sellers, nor any of Sellers’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.04       Tax Indemnification. Sellers shall indemnify the Company, Buyer, and each Buyer Indemnitee (as defined in Section 7.01) and hold them harmless from and against (a) any loss, damage, liability, deficiency, Action, judgment, interest, award, penalty, fine, cost, or expense of whatever kind (collectively, including reasonable attorneys' fees and the cost of enforcing any right to indemnification under this Agreement, "Losses") attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.18; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in ARTICLE VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (as defined below); (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith, Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 6.04 within ten business days after payment of such Taxes by Buyer or the Company. For purposes of this Agreement, a "Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

Section 6.05       Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company, including providing copies of relevant Tax Returns and accompanying documents. Each of Sellers and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period (collectively, "Tax Records") until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

Section 6.06       Contests.

(a)               Notice of Tax Claims. Each Party will promptly notify the other Party in writing upon receipt by such party of notice of any pending or threatened audit, examination or proceeding by a Governmental Authority in respect of which an indemnity may be sought pursuant to Section 6.04 (a “Tax Claim”); provided, however, that the failure of such Party to give prompt notice shall not relieve the other Party of any of its obligations under this Section 6.06 except to the extent the other Party can demonstrate actual prejudice as a result of such failure. For these purposes, a “Governmental Authority” shall mean any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator or arbitral body, court or tribunal of competent jurisdiction.

(b)              Tax Claims for Pre-Closing Periods. Unless otherwise provided in Section 6.06(d), Sellers shall control and resolve any Tax Claim relating solely to a Pre-Closing Tax Period for which the Sellers have an obligation to indemnify the Buyer, at the Sellers’ cost and expense; provided, however, that the Buyer shall have the right, at its own expense, to participate in, and consult with the Sellers regarding any such Tax Claim. Should Buyer elect to participate in the resolution of such Pre-Closing Tax Claim, Sellers may not settle, compromise or resolve any such Tax Claim without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer elects not to participate in the resolution of such Pre-Closing Tax Claim, Sellers shall settle, compromise or resolve any such Tax Claim without the consent of Buyer.

(c)               Tax Claims for Straddle Periods and Post-Closing Periods. Unless otherwise provided in Section 6.06(d), Sellers shall have the right to participate jointly with the Buyer in representing the interests of the Company in any Tax Claim relating to a Straddle Period, if and to the extent that such period includes any Pre-Closing Tax Period, at the Sellers’ cost and expense. Any settlement or other disposition of any Tax Claim relating to a Straddle Period may only be made with the consent of Sellers and Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall have sole control over any Tax Claim relating to a taxable period that begins after the Closing Date.

(d)              Partnership Audits.

(i)                 With respect to any audit, examination, or adjustment proceeding under Sections 6221–6241 of the Code (or any analogous state or local law) relating to any taxable period of the Company ending on or before the Closing Date, Sellers shall have the right to control the defense of such proceeding at Sellers' expense, and Buyer shall cause the Company (or its successor) to cooperate as reasonably requested, including by taking any action necessary to designate a partnership representative or designated individual selected by Sellers for such purpose. Buyer shall not, and shall not permit the Company or any successor to, settle, compromise, or otherwise resolve any such proceeding without Sellers' prior written consent.

(ii)              If the Company receives a notice of final partnership adjustment with respect to any taxable period ending on or before the Closing Date, Sellers shall cause the partnership representative to timely make, and Buyer shall cooperate in facilitating, an election under Section 6226 of the Code (a "push-out election") or, if such election is not available, to comply with the cease to exist procedures under Treasury Regulation 301.6241-3, to cause any resulting imputed underpayment to be assessed against, and be the responsibility of, the Sellers, who were members of the Company during the reviewed year, rather than borne by the Company or Buyer.

(iii)            To the extent a push-out election under Section 6226 is unavailable or is not fully effective to shift an imputed underpayment away from the Company or its successor, Sellers shall indemnify Buyer and the Company (or its successor) for the full amount of any such imputed underpayment (including associated penalties and interest) attributable to a taxable period ending on or before the Closing Date.

Section 6.07       Intended Tax Treatment. Sellers and Buyer agree that the transaction contemplated hereby will be treated for U.S. federal income Tax purposes and applicable state income Tax purposes as a sale by Sellers of all of the partnership interests in a partnership and purchase by the Buyer of all of the assets of such partnership, in accordance with IRS Revenue Ruling 99-6, Situation 2 as a consequence of which the Company shall terminate as a partnership, and the Company’s current taxable year shall close on the Closing Date for U.S. federal income tax purposes (the “Intended Tax Treatment”). No party shall take any action or position, including on any Tax Return, inconsistent with the Intended Tax Treatment unless otherwise required by applicable Law.

Section 6.08       Tax Allocation. Sellers and Buyer agree that the Purchase Price shall be allocated among the assets of the Company for U.S. federal and applicable state and local income tax purposes as agreed by their respective accountants, negotiating in good faith on their behalf (the “Allocation”). The Allocation shall be consistent with Schedule 6.08 and Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and any analogous provisions of state or local Law, and shall be binding on the Buyer and Sellers for all Tax purposes. Buyer and Sellers shall report, act, and file Tax Returns in all respects and for all purposes consistent with the Allocation. Neither the Buyer nor the Sellers shall take any position on any Tax Return that is inconsistent with the Allocation, except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

Section 6.09       Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.18 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus ninety (90) days.

ARTICLE VII
Indemnification

Section 7.01       Indemnification by Sellers. Subject to the other terms and conditions of this ARTICLE VII, Sellers shall jointly and severally indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)               [***

(b)              ***].

Section 7.02       Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify and defend each of the Sellers and their respective Affiliates and Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)               [***

(b)              ***].

Section 7.03       Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 7.04       Survival. Subject to the limitations and other provisions of this Agreement, all representations and warranties contained herein and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date; provided, however, that the representations and warranties in (a) Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.16, Section 3.17, Section 3.20, Section 4.01, Section 4.02, Section 4.03 and Section 4.04 shall survive indefinitely; and (b) Section 3.18 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 90 days. Subject to ARTICLE VI, all covenants and agreements of the Parties contained herein shall survive the Closing indefinitely unless another period is explicitly specified herein. Notwithstanding the foregoing, any claims which are timely asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.05       Effect of Diligence. The representations, warranties and covenants of the Sellers and relating to the Company, and Buyer’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer or by reason of the fact that the Buyer knew or should have known that any such representation, warranty or covenant is, was or might be inaccurate, false or misleading in any way. The representations, warranties and covenants of Buyer and relating to the Company, and Sellers’ right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Sellers or by reason of the fact that the Sellers knew or should have known that any such representation, warranty or covenant is, was or might be inaccurate, false or misleading in any way.

Section 7.06       Cumulative Remedies. The rights and remedies provided for in this ARTICLE VII (and in ARTICLE VI) are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.

Section 7.07       No Double Recovery. No Indemnified Party shall be entitled to recover under more than one provision of this Agreement or any other Transaction Document for any Losses that have been recovered under another provision of this Agreement or any other Transaction Document. Furthermore, for the avoidance of doubt, no Indemnified Party shall be entitled to recover from an Indemnifying Party, Losses which it has already recovered from another Indemnifying Party.

ARTICLE VIII
Miscellaneous

Section 8.01       Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 8.02       Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent or emailed of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Sellers:	[***]
with a copy (which shall not constitute notice) to:
If to Buyer:	[***]
with a copy (which shall not constitute notice) to:	[***]

Section 8.03       Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.04       Severability; Reformation. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement. Furthermore, to the extent any provision of this Agreement is judicially determined to be invalid, illegal, or unenforceable, a court of competent jurisdiction may reform any such provision to make it enforceable under applicable law, reflecting the original intent of the Parties to the maximum extent permitted. For the avoidance of doubt and without limiting the foregoing, the Parties specifically agree that Section 5.03 may be so reformed if such provision is found to be unenforceable as written.

Section 8.05       Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents or the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.06       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 8.07       Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 8.08       Governing Law; Submission to Jurisdiction. This Agreement is governed by and will be construed according to the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might apply the law of another jurisdiction. All disputes related to this Agreement shall be submitted to the jurisdiction of the courts of the State of Texas and venue shall be in the civil district courts of Bexar County, Texas. EACH PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY LAWSUIT, ACTION, OR PROCEEDING BETWEEN OR AMONG THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.09       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:
[***]
BUYER: EXPION ENERGY, INC.
By: _________________________

EXHIBIT A

DEFINITIONS CROSS-REFERENCE TABLE

[***]

29